Exhibit 10.1

REAL ESTATE SALE CONTRACT

by and between

PRAIRIE RONDE REALTY COMPANY,

a Michigan corporation

as Seller

and

ALLIANCE CLOUD SERVICES, LLC,

a Delaware limited liability company

as Purchaser

Property:

415 E. Prairie Ronde Street, Dowagiac, MI 49047

REAL ESTATE SALE CONTRACT

THIS REAL ESTATE SALE CONTRACT (“Contract”) is made as of the date of December 20, 2020 (the “Effective Date”), by and between PRAIRIE RONDE REALTY COMPANY, a Michigan corporation (“Seller”), and ALLIANCE CLOUD SERVICES, LLC, a Delaware limited liability company (“Purchaser”) (Seller and Purchaser are also collectively referred to in this Contract as the “Parties” and individually referred to in this Contract as a “Party”). Seller and Purchaser agree as follows:

1.	PURCHASE AND SALE.

(a)	Seller desires to convey all of Seller’s right, title and interest in: (i) a parcel of land consisting of approximately 34.52 acres (including any interest of Seller in adjacent streets, alleys, rights-of-way, strips and gores, and easements including easements for utilities and common roadway purposes, the “Land”), commonly known as 415 East Prairie Ronde Street, Dowagiac, MI 49047, in the City of Dowagiac (the “City”), Cass County, Michigan and legally described on Exhibit A attached hereto and made a part hereof; (ii) all improvements situated on the Land, including, without limitation, a building of approximately 617,000 square feet (the “Improvements”); (iii) all rights and appurtenances pertaining to the Land and Improvements (the “Appurtenances”); (iv) all of the personal property, equipment, and materials listed on Exhibit B attached hereto and made a part hereof (the “Personal Property”); (v) all of Seller’s right, title and interest in and to all leases which Purchaser shall assume as of the Closing Date (defined below), as listed on Exhibit C attached hereto and made a part hereof (the “Leases”); (vi) all of Seller’s right, title and interest in and to all contracts and agreements which Purchaser shall assume as of the Closing Date, as listed on Exhibit D attached hereto and made a part hereof (the “Service Contracts”); (vii) all assignable (without consent) licenses, permits, consents and other written authorizations related to the use, operation or ownership of the Real Property (defined below) and/or the Personal Property (the “Permits”); and (viii) all assignable (without consent) guaranties and warranties in effect with respect to any portion for component of the Real Property and/or the Personal Property (the “Warranties”). The Land, the Improvements, and the Appurtenances are collectively called the “Real Property.” The Leases and the Service Contracts are collectively called the “Assumed Contracts.” The Real Property, Personal Property, Seller’s interest in the Assumed Contracts, the Permits and the Warranties are collectively called the “Property.” The sale and purchase of the Property and the other transactions contemplated by this Contract are collectively referred to as the “Transaction.”

(b)	Upon the terms and subject to the conditions set forth in this Contract, and further subject to the Corrective Measures Implementation Agreement (defined below), Purchaser agrees to assume, as of the Closing (defined below), only those liabilities and obligations based upon Purchaser’s ownership and operation of the Property from and after the Closing Date (and, in particular, with respect to liabilities and obligations under the Assumed Contracts, Purchaser shall assume only those obligations that are required, pursuant to Assumed Contracts, to be performed after the Closing).

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2.	PURCHASE PRICE.

The purchase price for the Property (the “Purchase Price”) shall be Three Million Nine Hundred Thousand and 00/100 Dollars ($3,900,000.00), paid by Purchaser to Seller a provided in Section 2(a) below.

(a)	At the time of the Closing, Purchaser shall pay Seller the Purchase Price, in immediately available funds, plus or minus, as the case may be, any credits, reductions, or prorations for which this Contract provides.

(b)	The Purchase Price shall be allocated among the components of the Property as required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and as provided on Exhibit G, attached hereto and made a part hereof. Seller and Purchaser shall file within the prescribed time period and on a consistent basis any tax returns or other tax filings required by law in a manner consistent with the allocation set out on Exhibit G.

3.	EARNEST MONEY DEPOSIT

(a)	Within three (3) business days after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company, 675 E. 16th St., Suite 25, Holland, Michigan 49423 Attention: Shelley Modrak (“Title Insurer”) the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) United States currency (the “Earnest Money Deposit”) by means of a certified check, cashier’s check or wire transfer, to be held by the Title Insurer in accordance with the terms of a strict joint order escrow instructions executed by the Parties attached hereto as Exhibit H (or such similar instructions required by the Title Insurer) and incorporated into this Contract by this reference (the “Earnest Money Escrow Instructions”) and also the terms and conditions of this Contract. Any escrow fees as set forth in the Earnest Money Escrow Instructions will be shared equally between the Parties. Subject to the terms and conditions as otherwise set forth in this Contract, any and all interest accrued on the Earnest Money Deposit shall be paid to Purchaser at the Closing. The Earnest Money Deposit shall be credited against the Purchase Price at the time of the Closing, and Purchaser agrees to pay or satisfy the balance of the Purchase Price, plus or minus prorations, at the time of the Closing by wire transfer of immediately available funds. If Purchaser shall fail to deposit the Earnest Money Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Earnest Money Deposit, terminate this Contract, in which case this Contract shall be null and void ab initio and neither Party shall have any further rights or obligations to the other hereunder, except as otherwise expressly set forth in this Contract.

(b)	The entirety of the Earnest Money Deposit is non-refundable to Purchaser except as otherwise provided in Section 5(d), or, in the case of a Default (defined below) by Seller, under Section 14 of this Contract. Notwithstanding anything to the contrary herein, should this Contract be terminated or deemed terminated at any time, or should the Closing not occur for any reason other than as provided for in Section 5(d), or as a result of a default by Seller under Section 14, the Earnest Money Deposit shall be delivered to Seller within two (2) business days of notice of such occurrence.

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4.	INTENTIONALLY OMITTED.

5.	TITLE AND SURVEY REVIEW.

(a)	Seller has delivered a current title commitment for a ALTA Standard Form of Owner Policy of Title Insurance dated October 23, 2020 at 8:00 AM (Order Number 141130967NBU) (the “Title Commitment”) issued by Title Insurer covering title to the Real Property. All exceptions and matters shown on the Title Commitment, all matters of public record, including those records on file at the Dowagiac Public Library, all matters disclosed on the Survey, and with any exceptions arising out of an act of Purchaser or its representatives, agents, employees or independent contractors are deemed “Permitted Title Exceptions.” On the Closing Date, Seller shall cause the Title Insurer to issue, at Purchaser’s sole cost and expense, a signed and dated markup of the Title Commitment that is legally binding upon the Title Insurer or a title policy in the amount of the Purchase Price insuring fee simple title to the Real Property in Purchaser as of the Closing Date, subject only to the Permitted Title Exceptions (the “Title Policy”). A failure by Purchaser to satisfy any conditions to, or undertake any action necessary for, the issuance of a requested endorsement shall not excuse Purchaser from its obligations hereunder. From the Effective Date through the Closing Date, Seller shall not create any recorded encumbrances on the Real Property other than those listed in the Title Commitment or shown on the Survey or those that relate to real estate taxes not yet due or payable or as required by the United States Environmental Protection Agency or the Michigan Department of Environment, Great Lakes and Energy, without the express prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion; provided that, notwithstanding anything to the contrary herein, nothing in this Contract shall restrict Seller’s right to continue operating the Real Property in the ordinary course consistently with Seller’s past practices and Seller may, in its sole discretion, execute, modify, cancel, extend, renew or otherwise change any contracts related to the Property, including Service Contracts and Leases, so long as any such change is commercially reasonable under the circumstances.

(b)	Purchaser has obtained a survey from Jones Petrie Rafinski dated December 7, 2018 (Job No. 2018-0331) (the “Survey”). Purchaser shall deliver a copy of any updates to the Survey to Seller within two (2) business days of receipt.

(c)	Notwithstanding anything to the contrary contained in this Contract, Seller shall have no affirmative obligation hereunder to expend any funds or incur any liabilities in order to cause any title exceptions to be removed from the Title Commitment or insured over by the Title Insurer.

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(d)	If any update to the Title Commitment or update to the Survey discloses previously unknown and undisclosed exceptions or conditions other than the Permitted Title Exceptions, to which Purchaser objects, then Purchaser shall notify Seller of such objection within two (2) business days after receipt of the update to the Title Commitment or Survey, as the case may be, and identify the objection with specificity. With respect to objections to Survey, such objections shall be made no later than seven (7) days prior to the Closing Date and only with respect to the unknown and undisclosed exceptions or conditions that have an actual material adverse impact on Purchaser’s intended use of the Property. With respect to any objection permitted under this Section 5(d), Seller shall have five (5) business days to cure the objection (but no obligation to do so). If Seller does not timely cure or affirmatively elects not to cure the objection, Purchaser shall, within two (2) business days after the expiration of such five (5) business day period, but no later than the Closing, either accept title or, at its option, terminate this Contract, in which event the Earnest Money Deposit shall be returned to Purchaser. If Purchaser does not make an election, Purchaser shall be deemed to have accepted title, waived its objections and shall be required to proceed to the Closing.

6.	PRORATIONS AND EXPENSES.

(a)	The following prorations, except as specifically provided set forth in this Contract to the contrary, shall be made as of 12:01 a.m. on the Closing Date (“Proration Date”), it being agreed between the Parties that the Closing Date shall be an income and expense day for Purchaser, and shall be applied to reduce or increase the balance of the Purchase Price, as applicable:

(i)	All general real estate taxes and other similar items (including, without limitation, special and other assessments) with respect to the Real Property and related to the Personal Property for the current tax year shall be prorated on due date basis as of the Closing Date with such taxes deemed paid in advance. All general real estate or personal property taxes payable after the Closing Date shall be paid by Purchaser. Any installments of special or other assessments affecting the Property which are due and payable for the period prior to the Closing Date shall be paid by Seller at the Closing, and any installments of special or other assessments affecting the Property which are due and payable for the period subsequent to the Closing Date shall be paid by Purchaser. Purchaser shall pay all sales, transfer or other similar taxes related to the Personal Property, if any. The term “general real estate taxes” as used in this Section 6(a)(i) includes general assessments, including, without limitation, regular annual assessments payable to any property owner’s association - but does not include rollback or deferred taxes which shall be paid by the Purchaser without contribution from the Seller even if such rollback or deferred taxes are applicable to a period prior to the Closing;

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(ii)	Gas, water, electricity, heat, fuel, sewer and other utilities and operating expenses relating to the Real Property (to the extent not the responsibility of a tenant, if any) shall be prorated through the Proration Date (with any utility deposits payable solely to Seller);

(iii)	All rents due from tenants under the Leases (the “Rent”) from tenants shall be prorated through the Proration Date. All Rent collected by Purchaser after the Closing shall be applied first to all amounts due under the applicable Lease at the time of collection (i.e., current Rent and sums due Purchaser as the current owner and landlord) with the balance, if any, to be applied to unpaid Rent accruing prior to the Closing Date. Rent due and owing to Seller under this Section shall be remitted to Seller by Purchaser within fifteen (15) days of receipt. During the six (6) month period following the Closing, Purchaser shall use good faith commercially reasonable efforts to recover any Rent (or other tenant charge) arrearages, if any, in respect of the period prior to the Closing Date; provided, however, that Purchaser shall not be required to incur any material cost or commence any legal proceeding in connection therewith. Seller (upon notification to Purchaser) shall be entitled to sue any tenant, before and/or after the Closing, for any delinquent Rent or other tenant charges due to Seller (and not previously paid to Seller) under the Leases, so long as such suit does not seek a termination of the Lease or eviction of such tenant and is commenced at least ninety (90) days after the Closing Date. Seller’s rights, and the restrictions thereon, under this Section shall survive the Closing.

(iv)	The Parties acknowledge that (a) the Real Property has been and remains subject to an environmental enforcement action initiated and/or overseen by one (1) or more governmental agencies (the “Environmental Enforcement Action”) and is currently classified as a “facility” under Michigan law due to certain existing environmental releases and contamination; (b) Seller and/or its predecessor(s)-in-title entered into a consent decree and similar agreement in connection with the Environmental Enforcement Action, including the EPA Statement of Basis and Final Decision (collectively, the “EPA Agreement”); (c) the EPA Agreement requires, among other things, ongoing environmental remediation, monitoring, and/or mitigation in connection with the Real Property (collectively, the “Environmental Liabilities”); (d) in order to memorialize their allocation of responsibility for compliance with, performance of, and prospective liability under, the EPA Agreement and the Environmental Liabilities, the Parties shall execute and deliver at the Closing an agreement substantially in the form attached hereto and made a part hereof as Exhibit I (the “Corrective Measures Implementation Agreement”) and (e) Purchaser shall post the financial assurances as described in the Corrective Measures Implementation Agreement to the satisfaction of Seller and the United States Environmental Protection Agency.

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(v)	If there are any other items, the credit or proration of which are necessary to fairly allocate the benefits and burdens of ownership of the Property, such items shall be prorated at the Closing pursuant to local custom, including those required by any Service Contract, which is assumed by Purchaser. Those items for which actual bills are not available at the Closing shall be prorated based upon the good faith estimates or the previous month’s or year’s bill(s), as applicable. To the extent that information necessary for any proration or adjustment required is not available at the Closing, or that information received in that regard is inaccurate, all such matters will be re-prorated upon the receipt of correct information; provided, however, all final prorations shall be made within ninety (90) days after the Closing.

(b)	At the Closing, Seller shall pay one-half (1/2) of the cost of the Closing Escrow (defined below), if any. At the Closing, Purchaser shall pay (i) the cost of obtaining the Survey; (ii) the cost of the Title Commitment, search and exam fees, if any, the Title Policy, and the cost of any endorsements to the Title Policy, reasonably required by Seller; (iii) one half (1/2) of the cost of the Closing Escrow, if any; (iv) the cost of the Purchaser’s Studies (defined below); (v) the amount of any stamp or transfer tax imposed by the City and any county ordinance, and the State of Michigan and shall meet any other requirements as established by the City ordinance with regard to the transfer tax and the amount of any stamp or transfer tax imposed by county ordinance or State of Michigan statute on the transfer of title; all financing-related fees; and (vi) all recording charges for the Deed (defined below) and all documents. Except as otherwise provided for in this Contract, the Parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors.

7.	CONDITIONS TO CLOSING.

(a)	In addition to any other conditions and/or contingencies set forth in this Contract in favor of Seller, Seller’s obligation to close on Purchaser’s purchase of the Property is subject to each and all of the following conditions precedent:

(i)	All of Purchaser’s representations and warranties contained in this Contract shall be true and correct as of the Closing in all material respects; provided however Seller shall, promptly upon becoming aware of same, advise Purchaser if it believes that any of the Purchaser’s representations and warranties contained in this Contract is not true and correct in all material respects as of the Closing, and Purchaser shall thereupon have a reasonable period, not to exceed five (5) business days, to cure any purported breach of its representations and warranties;

(ii)	All obligations of Purchaser that were to have been performed on or before the Closing Date have been timely and duly performed. If any condition precedent to the Closing of Purchaser as set forth in this Contract has not been fulfilled and satisfied on or before the Closing Date, Seller may, after notice to Purchaser and Purchaser’s failure to cure within the time period(s) set forth in this Contract, elect at any time thereafter, to terminate this Contract, provided that Seller is not itself in Default;

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(iii)	The Parties shall have executed the Corrective Measures Implementation Agreement (provided Seller acknowledges it shall be obligated to execute such agreement and its execution of the agreement therefore shall not be a condition precedent and/or contingency hereunder of Seller);

(iv)	The United States Environmental Protection Agency shall have permitted by written consent transfer of the financial assurance obligations related to the Environmental Liabilities to Purchaser; and

(v)	Seller shall have obtained the approval for the consummation and closing of the Transaction from the holders of a Controlling Interest (defined below).

(b)	In addition to any other conditions and/or contingencies set forth in this Contract in favor of Purchaser, Purchaser’s obligation to close the purchase of the Property is subject to each and all of the following conditions precedent:

(i)	All of Seller’s representations and warranties contained in this Contract shall be true and correct as of the Closing in all material respects; provided however Purchaser shall, promptly upon becoming aware of same, advise Seller if it believes that any of Seller’s representations and warranties contained in this Contract is not true and correct in all material respects as of the Closing, and Seller shall thereupon have a reasonable period, not to exceed five (5) days, to cure any purported breach of its representations and warranties;

(ii)	All obligations of Seller that were to have been performed on or before the Closing Date have been timely and duly performed. If any condition precedent to the Closing of Seller as set forth in this Contract has not been fulfilled and satisfied on or before the Closing Date, Purchaser may, after notice to Seller and Seller’s failure to cure within the time period(s) set forth in this Contract, terminate this Contract, provided that Purchaser is not itself in Default;

(iii)	Purchaser shall have received from Seller a completed and executed estoppel certificate from the tenant under each Lease of at least five thousand (5,000) square feet of the Improvements in the form set forth on Exhibit J or the form of estoppel provided for in the pertinent Lease (the “Tenant Estoppel Certificate”). In determining whether the foregoing requirement has been satisfied, Purchaser may not object to (i) any non-material (as determined in Seller’s reasonable judgment) qualifications or modifications which the Tenant may make to the form of Tenant Estoppel Certificate, and (ii) any modification to a Tenant Estoppel Certificate to conform it to the form of tenant estoppel the tenant is required to give under the pertinent Lease. If Tenant indicates in its Tenant Estoppel Certificate that it has a claim which would entitle it to set-off the amount of the claim against rent due under its Lease and the amount of such claim is ascertainable, Seller shall have the right, at its sole option, to deposit the amount of the claim in escrow with Seller’s attorneys pursuant to an escrow agreement reasonably satisfactory to Seller and Purchaser, in which event, Purchaser shall complete the Closing and take subject to such claim. Seller’s failure to provide a required Tenant Estoppel Certificate shall not constitute a Default by Seller hereunder; provided, however, that Seller covenants and agrees to use commercially reasonable, good-faith efforts to obtain and deliver all required Tenant Estoppel Certificates. In the event of such failure, Purchaser’s sole remedy shall be to either (x) waive the estoppel requirement and proceed to the Closing without any abatement, or (y) terminate this Contract;

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(iv)	Intentionally omitted;

(v)	The Parties shall have executed the Corrective Measures Implementation Agreement (provided Purchaser acknowledges it shall be obligated to execute such agreement and its execution of the agreement therefore shall not be a condition precedent and/or contingency hereunder of Purchaser);

(vi)	The portion of the primary building included in the Improvements formerly containing the National Copper Block Department, more recently known as the North Recreational Vehicle Storage Room (approximately 60,000 square feet) shall be unleased and free from any other possessory rights vested in any third party; and

(vii)	Title Insurer shall have received evidence reasonably satisfactory to Title Insurer that Seller has obtained approval for the consummation and closing of the Transaction from the holders of a Controlling Interest.

8.	CLOSING.

(a)	Subject to Section 7, the closing, consummation, and conclusion of the Transaction (the “Closing”) shall take place electronically on January 29, 2021, or such earlier date mutually agreed to by Purchaser and Seller (the “Closing Date”).

(b)	On or before the Closing Date, Seller shall deliver or cause to be delivered, on its behalf, to the Title Insurer the following closing documents, each executed by Seller, as applicable:

(i)	A Covenant Deed executed in proper form for recording so as to convey the title required by this Contract (the “Deed”) to Purchaser, subject to the Permitted Title Exceptions, if applicable in the form of Exhibit K attached hereto and made a part hereof;

(ii)	A FIRPTA Affidavit in customary form duly executed by Seller;

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(iii)	A Bill of Sale transferring all of Seller’s right, title and interest in any Personal Property without warranty or representation (“Bill of Sale”) in the form of Exhibit L attached hereto and made a part hereof;

(iv)	The Title Policy (or Title Policy Pro Forma or a signed and dated mark-up of the Title Commitment);

(v)	An Assignment and Assumption of Contracts with respect to all Service Contracts, being assumed by Purchaser without recourse in the form of Exhibit M attached hereto and made a part hereof;

(vi)	An Assignment and Assumption Contract with respect to the Leases in the form of Exhibit N attached hereto and made a part hereof;

(vii)	An Assignment of the Permits and Warranties in the form of Exhibit O attached hereto and made a part hereof;

(viii)	The Corrective Measures Implementation Agreement;

(ix)	Such other instruments, affidavits and transfer tax returns as are customarily executed by a seller of real property in the City; and

(x)	Evidence of the authorization of Seller as to the execution of this Contract and the sale of the Property to Purchaser and the performance of other acts required hereunder by Seller, including all entity documents and accompanying resolutions reasonably necessary to execute items (i)-(iii), and (v)-(viii) above and good standing certificates with qualification to do business in Michigan.

(c)	On the Closing Date, Purchaser shall deliver or cause to be delivered to the Title Insurer the following for the Closing, each executed by Purchaser, as applicable:

(i)	The Purchase Price, plus or minus prorations;

(ii)	The counterpart to the Bill of Sale;

(iii)	The counterpart to the Assignment and Assumption of the Service Contracts;

(iv)	The counterpart to the Assignment and Assumption Contract with respect to the Leases;

(v)	The counterpart to the Corrective Measures Implementation Agreement;

(vi)	Such other documents, certificates, instruments, affidavits and transfer tax returns as are customarily executed by a purchaser of real property in the City; and

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(vii)	Evidence of the authorization of Purchaser as to the execution of this Contract and the purchase of the Property from Seller and the performance of other acts required hereunder by Purchaser, including all entity documents and accompanying resolutions reasonably necessary to grant authority to execute items (v)-(vii) above and good standing certificates with qualification to do business in Michigan.

(d)	On or before the Closing Date, Seller and Purchaser shall jointly execute and deliver or cause to be executed and delivered an agreed closing proration statement and all other documents required by the Title Insurer in order to consummate the Closing as contemplated in this Contract.

9.	CLOSING ESCROW.

The Closing shall take place through a deed and money escrow at the Title Insurer in accordance with the standard deed and money escrow agreement utilized by the Title Insurer (“Closing Escrow”) to be opened with the Title Insurer on or before the Closing Date, with such special provisions inserted in the Closing Escrow as the Parties agree may be required to conform to this Contract; provided, however, in the event of a conflict between the terms of this Contract and the Closing Escrow, the terms of this Contract shall control. All documents required to be provided by Purchaser and Seller pursuant to this Contract and otherwise appropriate to consummate the Transaction shall be delivered to the Title Insurer, as closing agent, on or before the Closing into the Closing Escrow. Notwithstanding the foregoing, the Parties agree that the Closing Date may be set up remotely and/or in a manner so that the Parties and their respective attorneys, or any of them, need not be physically present and may deliver all necessary documents by overnight or electronic mail or other means, in which event the Parties agree to complete all arrangements for the Closing not later than the Closing Date so that all requirements for the Closing are in place by the scheduled time for the Closing.

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10.	DUE DILIGENCE PERIOD.

(a)	Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Real Property from and after the Effective Date to survey, inspect, and confirm the viability of the Real Property and the Personal Property, including, but not limited to, the right to (i) review of the utility capacity for the Real Property, (ii) review the location of utilities, (iii) building condition assessments, and (iv) conduct an environmental assessment (collectively, “Purchaser’s Studies”), all at Purchaser’s sole cost and expense. Purchaser may also apply for and receive any available incentives connected with the Real Property from all state and local governmental entities. Purchaser shall not contact or initiate any communication with tenants under any of the Leases without Seller’s written consent, which shall not be unreasonably withheld, conditioned, or delayed. Following written notice to Seller, Purchaser may meet with tenants that occupy at least 1,000 square feet. Prior to Purchaser or any agent, employee or independent contractor of Purchaser entering onto the Property to perform any inspections or tests, the Parties shall enter into an Access Agreement substantially similar in form and content to Exhibit P, attached hereto and made a part hereof. Copies of all of Purchaser’s Studies shall be furnished to Seller promptly upon receipt thereof by Purchaser only if so requested by Seller in writing. Purchaser agrees not to disclose Purchaser’s Studies or their results to any other persons or entities other than its employees, agents, attorneys, brokers, contractors, accountants, or other parties assisting Purchaser with the Transaction without the Seller’s prior written consent, which consent may be granted or withheld in the absolute discretion of Seller or unless Purchaser is required by law to disclose such information. Purchaser shall have from the Effective Date through January 15, 2021 (the “Due Diligence Period”) in which to make Purchaser’s Studies with respect to the Real Property and the Personal Property. In the event Purchaser in its sole discretion shall conclude that any aspect of the Property is not suitable for Purchaser in any respect, Purchaser shall have the right to elect, by written notice to Seller given prior to the expiration of the Due Diligence Period, to terminate this Contract, in which event this Contract thereupon shall be deemed to be terminated and both Parties shall be released from any further liability hereunder, except as to those obligations which expressly survive. If Purchaser fails to give such notice of termination to Seller as provided in this Section 10(a) then, (i) Purchaser shall be conclusively deemed to have irrevocably waived any objections to the condition of the Property, and (ii) except as to Seller’s representations and warranties in this Contract, Purchaser agrees to accept the Property “AS IS, WHERE IS, WITH ALL FAULTS.” Purchaser acknowledges that the Earnest Money Deposit shall be credited towards the Purchase Price at the Closing or released to Seller or Purchaser pursuant to this Contract. Purchaser hereby covenants and agrees to defend, indemnify and hold harmless Seller and its respective officers, directors, employees, agents, representatives acting or purporting to act on behalf of Seller, beneficiaries, attorneys, subsidiaries, affiliates, partner, contractors, subcontractors, successors and assigns (“Seller’s Related Parties”), from and against any and all loss, liability, cost, claim, demand, damage, lien, penalty, fine, interest and expense (collectively. “Claims”) arising out of or in any manner related to the exercise by Purchaser of its rights under this Section 10, unless such Claim is a result of the negligent or willful acts or omissions of Seller, its agents, contractors or employees. Notwithstanding anything to the contrary contained in this Contract, the terms, provisions, conditions and indemnifications of this Section 10(a) shall survive the Closing and the delivery of the Deed or the termination of this Contract until December 31, 2021 without further need to document such agreement. Upon request, Purchaser shall deliver Purchaser’s Studies to Seller, at no cost to Seller, which obligation shall survive termination of this Agreement.

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(b)	Intentionally omitted.

(c)	Within three (3) business days after the Effective Date, and to the extent not previously provided to Purchaser or any of its affiliates, Seller shall provide or otherwise make available to Purchaser the following to the extent such documents exist and are in the possession or under the reasonable control of Seller as of the Effective Date:

(i)	Current tax assessment statements and copies of the most recent tax bills for the Real Property and/or Personal Property.

(ii)	Copies of any existing title reports and surveys affecting the Real Property.

(iii)	All soil reports, engineering and architectural studies, grading plans, topographical maps, appraisals and similar data concerning the Real Property.

(iv)	Environmental reports and studies and summary of any current or pending environmental matters, including, but not limited to, all documents, reports, correspondence, drawings, analyses, evaluations, assessments, or other materials related to, connected with, or pertaining to the Environmental Enforcement Action, or Environmental Liabilities (collectively, the “Environmental Reports”).

(v)	Intentionally omitted.

(vi)	A current rent roll, copies of the Leases, copies of the Service Contracts, and the last two (2) years and the most recently available YTD financial statements for the Real Property.

In addition, within five (5) days of Purchaser’s request therefor, Seller shall provide to Purchaser other items in Seller’s possession, to the extent such items exist, and are in the possession or under the reasonable control of Seller as of the Effective Date, without inquiry or investigation, relating to the condition, use, operation, or occupancy of the Real Property or Personal Property during the Due Diligence Period.

In the event this Contract is terminated, all materials provided by Seller to Purchaser (collectively, the “Due Diligence Materials”) shall be promptly returned by Purchaser to Seller at no cost to Seller.

11.	REPRESENTATIONS AND WARRANTIES

(a)	Seller represents and warrants to Purchaser that as of the Effective Date and as of the Closing Date:

(i)	Seller has full capacity, right, power and authority to execute, deliver and, subject to satisfaction of the condition set forth in Section 7(a)(v) above, perform this Contract and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. Neither the execution of this Contract nor the performance of Seller’s obligations hereunder will conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any of Seller’s organizational documents. The individuals signing this Contract and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

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(ii)	There are no undisclosed leases or tenancies for any portion of the Property. For purposes hereof, all leases on the rent roll delivered as part of the Due Diligence Materials shall be deemed disclosed.

(iii)	To Seller’s knowledge, Seller is not in default under any agreement or instrument where the liability thereunder might adversely affect Seller’s ability to perform Seller’s obligations under this Contract.

(iv)	Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

(v)	Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Purchaser after the Closing other than (i) the Service Contracts, (ii) the Leases, (iii) any liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record (including the Permitted Title Exceptions), (vi) the EPA Agreement or (v) any contracts attached to or described in this Contract or otherwise disclosed to Purchaser.

(vi)	Except for defaults cured on or before the Effective Date, Seller has not received any written notice of default under the terms of any of the Service Contracts or Leases for which defaults remain ongoing.

(vii)	The Personal Property is free and clear of liens, security interests and other encumbrances arising by and through Seller.

(viii)	To Seller’s knowledge, Seller is in compliance in all material respects with and has not breached or defaulted under, the EPA Agreement, including ongoing environmental remediation, monitoring, and/or mitigation activities.

(ix)	This Contract and all documents required hereby to be executed by Seller hereunder are and shall be, to Seller’s knowledge, valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject to the satisfaction of the condition set forth in Section 7(a)(v) above.

(x)	To Seller’s knowledge, except to the extent addressed and/or identified in the EPA Agreement (and related EPA Statement of Basis and Final Decision) or of public record (including those records on file at the Dowagiac Public Library), or as may be addressed and/or identified in any documents or reports delivered to Purchaser or obtained by Purchaser (including Purchaser’s Baseline Environmental Assessment) and in the Corrective Measures Implementation Agreement, there is no environmental contamination on, of, affecting, or emanating from the Real Property in violation of applicable environmental laws.

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(xi)	True, correct, and complete copies of all of the Assumed Contracts in Seller’s possession, in each case as amended through the date hereof, have been delivered to Purchaser. To Seller’s knowledge, each of the Assumed Contracts is valid, binding, and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any Assumed Contract by Seller or, to the knowledge of Seller, by any other party thereto.

All references in this Section or elsewhere in this Contract and/or in any other document or instrument executed by Seller in connection with or pursuant to this Contract, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge (without independent investigation or inquiry) of Tom Fox and Brian DeLong, and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge. Nothing herein shall be deemed to impose any personal liability on Tom Fox or Brian DeLong.

Subject to the Maximum Liability Cap, Seller agrees to indemnify, defend, and hold Purchaser harmless from and against, and to reimburse Purchaser with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees, paralegal fees, court costs, and expenses of litigation) incurred by Purchaser by reason of or arising out of the breach of any representation or warranty of Seller set forth herein. Any claim hereunder must be brought by December 31, 2021 or shall be deemed waived. In the event a claim is made, Purchaser shall timely notify Seller and Seller shall be entitled to defend, settle, or compromise any claim or matter with attorneys of Seller’s selection. Purchaser may not claim a breach by Seller or right to indemnity as to any matter of which Purchaser had actual knowledge as of the Closing.

(b)	Purchaser represents and warrants to Seller that as of the Effective Date and as of the Closing Date:

(i)	Purchaser has full capacity, right, power and authority to execute, deliver and perform this Contract and all documents to be executed by Purchaser pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. Neither the execution of this Contract nor the performance of Purchaser’s obligations hereunder will conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any of Purchaser’s organizational documents. The individuals signing this Contract and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

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(ii)	Purchaser is not in default under any agreement or instrument where the liability thereunder might adversely affect Purchaser’s ability to perform its obligations under this Contract.

(iii)	This Contract and all documents required hereby to be executed by Purchaser hereunder are and shall be, to the best of Purchaser’s actual knowledge, valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

(iv)	As of the Closing Date, Purchaser shall not have commenced, within the meaning of Title 11 of the U.S. Code, or any similar state law for the relief of debtors (“Bankruptcy Law”) a voluntary case, nor shall there have been commenced against Purchaser an involuntary case, nor shall Purchaser have consented to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of it or for all or any part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Purchaser in an involuntary case or appoints a Custodian of Purchaser for all or any part of its property.

(v)	Prior to the Closing Date, Purchaser will not create any easements, liens, mortgages or other encumbrances with respect to the Real Property.

(vi)	As of the Closing Date, Purchaser shall have no less than $1,900,000.00 in unencumbered liquid funds and shall have provided evidence of the same to the reasonable satisfaction of Seller.

(vii)	Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

Purchaser agrees to indemnify, defend, and hold Seller harmless from and against, and to reimburse Seller with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees, paralegal fees, court costs, and expenses of litigation) incurred by Seller by reason of or arising out of the breach of any representation or warranty of Purchaser set forth herein. Any claim hereunder must be brought by December 31, 2021 or be deemed waived. In the event a claim is made, Seller shall timely notify Purchaser and Purchaser shall be entitled to defend, settle, or compromise any claim or matter with attorneys of Purchaser’s selection. Seller may not claim a breach by Purchaser or right to indemnity as to any matter of which Seller had actual knowledge as of the Closing.

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(c)	The cumulative maximum amount of Seller’s liability to Purchaser or any of Purchaser’s officers, directors, employees, agents, representatives acting or purporting to act on behalf of Purchaser, beneficiaries, attorneys, subsidiaries, affiliates, partners, contractors, subcontractors, successors, and assigns, in the aggregate, for breaches of Seller’s covenants, representations and warranties or any Default or obligation (including indemnities) by Seller under this Contract or related to the Property, including under or pursuant to any related documents executed in connection herewith, shall not exceed $200,000.00 (“Maximum Liability Cap”).

12.	INTENTIONALLY OMITTED.

13.	NON-FOREIGN SELLER CERTIFICATION.

Seller represents that Seller is not a foreign person as defined in Section 1445 of the Code, and the regulations promulgated thereunder, and is therefore exempt from the withholding requirements of said Section. At the Closing, Seller will deliver to Purchaser the certification set forth in Section 1445 of the Code and regulations.

14.	DEFAULT AND REMEDIES.

(a)	Upon a material breach of either Party’s covenants, obligations, representations or warranties in this Contract (such Party being referred to as the “Defaulting Party”), the other Party (such Party being referred to as the “Non-Defaulting Party”) may give the Defaulting Party notice specifying the material breach (“Notice of Breach”). The Defaulting Party shall have five (5) business days from receipt of a Notice of Breach to cure the material breach identified therein (“Grace Period”). The term “Default” means a breach of a Party’s covenants, obligations, representations or warranties which is not cured prior to the expiration of the Grace Period.

(b)	If Purchaser Defaults and Seller does not Default, Seller will be entitled to terminate this Contract by giving Purchaser and Title Insurer written notice of termination. If Seller terminates this Contract, Title Insurer shall immediately release the Earnest Money Deposit to Seller as full liquidated damages. The Parties acknowledge that it is impossible to more precisely estimate the specific damage that would be suffered by Seller in the case of Default by Purchaser under this Contract, and the Parties expressly acknowledge and intend that the forfeiture of the Earnest Money Deposit is an agreed and negotiated provision for liquidated damages and not a penalty. Upon receipt by Seller of the forfeited Earnest Money as provided above, neither Party will have any further obligation or responsibility to the other hereunder, except as otherwise specifically established in this Contract as surviving. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, THE AMOUNT OF SELLER’S DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT AN AMOUNT EQUAL TO THE AGREED DAMAGES IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION FAILS TO CLOSE AS A RESULT OF THE DEFAULT BY PURCHASER AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH DEFAULT. Except for any indemnification obligations of Purchaser under this Contract or rights to costs and expenses under Section 23, the foregoing shall constitute Seller’s sole and exclusive remedy under this Contract as a result of a Purchaser Default.

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(c)	If Seller Defaults and Purchaser does not Default, then Purchaser shall have the right to: (i) terminate this Contract by giving notice to Seller, in which case Title Insurer shall immediately release the Earnest Money Deposit to Purchaser; or (ii) seek specific performance. Notwithstanding the foregoing, or any other provision(s) of this Contract to the contrary, in the event specific performance is unavailable due to the willful acts or omissions of Seller, which actions are taken by Seller with the specific intent to cause a default under this Contract, Purchaser shall be permitted to seek any remedies available at law or in equity, provided, however, that under no circumstances shall Seller be liable for exemplary or punitive damages or any amount in excess of the Maximum Liability Cap, pursuant to this sentence or under any other circumstances. The provisions of this Section 14(c) shall survive the expiration of this Contract. Except for any indemnification obligations of Seller under this Contract which arise following Closing under Section 11(a), or rights to costs and expenses under Section 23, the foregoing shall constitute Purchaser’s sole and exclusive remedies under this Contract.

15.	NOTICES.

Any notice which either Party desires or is required to give hereunder shall be in writing and effective and deemed properly served when hand delivered, provided that the addressee of such notices signs an acknowledgement of receipt of such notice, or, upon the date sent, if deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage or being deposited with a reputable overnight courier service for guaranteed next day delivery with required signature acknowledgement of receipt to the Parties or by email, on the date sent, with a copy sent by reputable overnight courier service within one (1) business day thereof, at the following addresses:

To Seller:	PRAIRIE RONDE REALTY COMPANY 303 Massey Building 2025 Third Avenue North Birmingham, AL 35203 Attn: Thomas H. Fox, Jr. Email: tomfox@bellsouth.net
With copies to:	BARNES & THORNBURG LLP 171 Monroe Ave. NW, Suite 1000 Grand Rapids, MI 49503 Attn: David C. Hill Email: dhill@btlaw.com

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NATIONAL TUBE HOLDING COMPANY, INC. 303 Massey Building 2025 Third Avenue North Birmingham, AL 35203 Attn: Thomas H. Fox, Jr. Email: tomfox@bellsouth.net
To Purchaser:	ALLIANCE CLOUD SERVICES, LLC Alliance Cloud Services, LLC c/o Alliance Cloud Management, LLC 201 Shipyard Way, Suite E Newport Beach, CA 92663 Attn.: Darren Magot, CEO Email: Darren@Dpwholdings.com
With a copy (which shall not constitute notice) to: and to:

DPW Holdings, Inc.

100 Park Avenue, 16th Floor, Suite 1658A

New York, NY 10017

Attn.:       Henry Nisser, Esq.

Email:     Henry@Dpwholdings.com

Martin Shrader

P. O. Box 40337

Indianapolis, IN 46240

Email:     ms@dgfrm.com

With copy to:	WOODEN MCLAUGHLIN LLP 211 North Pennsylvania Street One Indiana Square, Suite 1800 Indianapolis, IN 46204-4208 Attn.: Mark L. Boos
Email: Mark.Boos@woodenlawyers.com

Notice of change of address for receipt of notices shall be sent in the manner set forth in this Section 15.

16.	ENTIRE CONTRACT, AMENDMENTS AND WAIVERS.

This Contract contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the Party to be bound thereby.

17.	FURTHER ASSURANCES.

The Parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Contract and to fully consummate and effect the Transaction.

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18.	SURVIVAL AND BENEFIT

Wherever in this Contract there is a reference to termination of this Contract, such termination shall not be construed to terminate the obligations of the Parties with respect to any representations, warranties and obligations of the Parties contained in this Contract which by their terms to the extent specifically stated in this Contract shall survive termination of this Contract.

19.	CONFIDENTIALITY.

Purchaser agrees that all terms of this Contract as well as any information provided to Purchaser pertaining to Seller or the Property and not constituting a public record (the “Confidential Information”) will remain confidential and will not be divulged by Purchaser without the written consent of Seller, except that Purchaser may disclose the Confidential Information where reasonably necessary without Seller’s consent to Purchaser’s respective officers, affiliates, and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) and to any agency (governmental or public) in connection with Purchaser’s pursuit of any entitlements and/or approvals deemed by Purchaser to be necessary for construction of the Property, so long as the confidentiality obligations of Purchaser are binding upon all of the foregoing and Purchaser informs the receiving parties of the confidential nature of the Confidential Information and directs the receiving parties to treat the Confidential Information confidentially in accordance with this Section 19. Notwithstanding anything contained in this Contract to the contrary, the obligation of confidentiality does not apply to (a) Confidential Information which is now, or in the future becomes, part of the public domain, other than by breach of the terms of this Section 19 or breach of confidentiality by anyone bound under like terms of confidentiality to the Party making such public disclosure, (b) Confidential Information lawfully obtained from independent sources, (c) disclosure specifically authorized by Seller in writing, and (d) any disclosure which Purchaser, in Purchaser’s reasonable determination, is required to make in accordance with applicable law, including, but not limited to, disclosures required pursuant to regulations, directives, or policies promulgated, issued, or enacted by the Securities and Exchange Commission. If Purchaser seeks Seller’s consent to the disclosure of the Confidential Information, Seller shall not unreasonably withhold its consent. Without limiting the foregoing, Purchaser agrees and acknowledges that no copies, summaries, abstracts or other reproductions of this Contract or its terms will be provided to any third party not subject to the same confidentiality obligation as Purchaser. In the event Purchaser breaches the terms of this Section 19, Purchaser acknowledges and agrees that Seller will be irreparably harmed, but that Seller’s damages are difficult to calculate and, therefore, Seller shall be entitled to pursue an action for equitable relief, including, but not limited to, temporary or permanent injunctions, against any actual or threatened breach of this Section 19, in addition to all other rights and remedies available at law or in equity. Notwithstanding anything in this Contract to the contrary, Purchaser may divulge Confidential Information without Seller’s consent to a proposed institutional mortgagee in connection with any financing by Purchaser of the Property (who, in turn, may disclose the Confidential Information to its officers, advisors, attorneys, appraisers and other consultants in connection with the approval and documentation of such financing) provided that the receiving parties agree to treat this information as Confidential Information under this Section 19. Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller and arising out of or in connection with a breach of the provisions of this Section 19.

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20.	BROKERAGE.

Seller and Purchaser hereby represent to each other that no brokers represented Purchaser and Seller, respectively, in the Transaction. Each party hereto represents and warrants to the other that it has dealt with no other brokers or finders in connection with the Transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any brokers, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party. The provisions of this Section shall survive the Closing.

21.	ASSIGNMENT.

Purchaser may not assign or transfer its rights or obligations under this Contract without Seller’s prior written consent, the granting or denial of which consent shall be in the sole discretion of Seller; provided, however, that Purchaser shall have the right to assign this Contract without Seller’s consent in connection with a tax-deferred exchange or to an entity in which Purchaser has a majority ownership interest provided that written notice of such assignment is delivered to Seller at least ten (10) business days prior to the Closing. No transfer or assignment by Purchaser in violation of the provisions hereof shall be valid or enforceable. The original Purchaser shall remain liable under this Contract notwithstanding any permitted transfer or assignment under this Section 21.

22.	NO THIRD-PARTY BENEFITS.

This Contract is for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and no third party is intended to or shall have any rights hereunder. This Contract is binding upon and inures to the benefit of the successors and assigns of the Parties.

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23.	LITIGATION COSTS.

In the event of any legal action or other proceeding between the Parties regarding this Contract (an “Action”), the prevailing Party shall be entitled to the payment by the losing Party of its reasonable attorneys’ fees, court costs and litigation expenses, as determined by the court. The term “prevailing party” as used in this Section 23 includes, without limitation, a party: (i) who agrees to dismiss an Action on the other party’s performance of the covenants allegedly breached, (ii) who obtains substantially the relief it has sought (which includes, without limitation, a Party who has an Action voluntarily dismissed against it); or (iii) against whom an Action is dismissed (with or without prejudice) and cannot be refiled. In addition, the prevailing Party in any Action shall be entitled, in addition to and separately from the amounts recoverable under this Section, to the payment by the losing Party of the prevailing party’s reasonable attorneys’ fees, court costs and litigation expenses incurred in connection with: (y) any appellate review of the judgment rendered in such Action or of any other ruling in such Action; and (z) any proceeding to enforce a judgment in such Action. It is the intent of the Parties that the provisions of this Section be distinct and severable from the other rights of the Parties under this Contract, shall survive the Closing, shall survive the entry of judgment in any Action and shall not be merged into such judgment.

24.	SEVERABILITY.

In the event that any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Contract, and this Contract shall be construed as if such invalid, illegal or unenforceable provision had never been contained in the Contract.

25.	GOVERNING LAW.

This Contract shall be construed and governed in accordance with the laws of the State of Michigan without regard to its conflicts of laws principles.

26.	COUNTERPARTS.

This Contract may be signed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Any counterpart to which is attached the signatures of all Parties shall constitute an original of this Contract.

27.	SUCCESSORS AND ASSIGNS.

This Contract shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties to this Contract; provided, however, that Purchaser may only assign this Contract in accordance with the provisions of Section 21 of this Contract.

28.	NO RECORDING.

Purchaser agrees not to record this Contract or any memorandum or short form of this Contract. Any such recording by Purchaser shall be a Default by Purchaser and shall entitle Seller to terminate this Contract and retain the Earnest Money Deposit.

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29.	TIME FOR PERFORMANCE.

Whenever under the terms of this Contract the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise, all references in this Contract to “days” shall mean calendar days.

30.	TIME OF THE ESSENCE.

Time is of the essence of this Contract.

31.	SECTION 1031 EXCHANGE.

At Seller’s option, Purchaser agrees to cooperate with Seller in closing the sale of the Property as a like-kind exchange under Section 1031 of the Code. Such cooperation shall include, without limitation, the substitution by Seller of an intermediary (the “Intermediary”) to act in place of Seller as the Seller of the Property. If Seller so elects, Purchaser agrees to accept the Property and all other required performance from the Intermediary and to render Purchaser’s performance of all of its obligations hereunder to the Intermediary. Purchaser agrees that performance by the Intermediary shall be deemed performance by Seller and Seller agrees that Purchaser’s performance to the Intermediary shall be deemed as performance to Seller. Notwithstanding the foregoing, Seller shall remain liable to Purchaser for each and every one of the representations, warranties, indemnities and obligations of Seller pursuant to the terms of this Contract and Purchaser may proceed directly against Seller without the need to join the Intermediary as a party to any action against Seller.

At Purchaser’s option, Seller agrees to cooperate with Purchaser in closing the sale of the Property as a like-kind exchange under Section 1031 of the Code. Such cooperation shall include, without limitation, the substitution by Purchaser of an Intermediary to act in place of Purchaser as the Purchaser of the Real Property. If Purchaser so elects, Seller agrees to accept the Property and all other required performance from the Intermediary and to render Seller’s performance of all of its obligations hereunder to the Intermediary. Seller agrees that performance by the Intermediary shall be deemed performance by Purchaser and Purchaser agrees that Seller’s performance to the Intermediary shall be deemed as performance to Purchaser. Notwithstanding the foregoing, Purchaser shall remain liable to Seller for each and every one of the representations, warranties, indemnities and obligations of Purchaser pursuant to the terms of this Contract and Seller may proceed directly against Purchaser without the need to join the Intermediary as a party to any action against Purchaser.

32.	CONDEMNATION AND CASUALTY.

In the event of any taking, or notice is given of the intention to take, the Real Property by the exercise of the power of eminent domain of all or a substantial portion of the Real Property prior to the Closing Date, such portion as would materially impair or otherwise materially affect Purchaser’s intended use of the Real Property will be deemed “substantial,” Purchaser shall have the right to terminate this Contract by giving written notice to Seller promptly after Purchaser’s receipt of written notification of any such condemnation. If Purchaser elects to terminate this Contract, all awards and compensation arising out of said condemnation shall be the property of Seller. If Purchaser elects not to terminate this Contract, said right to terminate shall be deemed waived and Purchaser shall be assigned all of Seller’s right, title, and interest to all awards and compensation arising out of said condemnation, and Purchaser shall remain obligated to purchase the Property with no reduction in the Purchase Price.

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If the Property suffers damage as a result of any casualty prior to the Closing Date in an amount in excess of Seven Thousand Five Hundred Dollars ($7,500), Seller shall give Purchaser prompt written notice thereof. If the cost to repair such damage is Fifty Thousand Dollars ($50,000) or less, the Transaction shall be closed without a reduction in the Purchase Price or any termination rights, and Seller shall assign to Purchaser Seller’s rights in any insurance proceeds to be paid to Seller in connection with such damage, Seller shall pay or credit to Purchaser an amount equal to any applicable deductible under Seller’s insurance policy and Seller shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If the cost to repair such damage is greater than Fifty Thousand Dollars ($50,000.00), Purchaser may elect, by written notice delivered to Seller within five (5) calendar days of notice of the loss and no later than the Closing Date, as Purchaser’s sole remedy, to: (a) terminate this Contract by written notice to Seller, in which event this Contract shall become null and void and thereafter neither party shall have any liability or obligation to the other; or (b) notify Seller that it desires to take title to the Property in its damaged condition, Seller shall assign to Purchaser Seller’s rights in any insurance proceeds to be paid to Seller in connection with such damage and Seller shall pay or credit to Purchaser an amount equal to any applicable deductible under Seller’s insurance policy and Seller shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. Subject to the terms of this Section 32, all risks of loss to the Property are borne by Seller prior to the Closing.

33.	SECTION HEADINGS.

The section headings contained in this Contract are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.

34.	INTERPRETATION.

Whenever used in this Contract, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

35.	JURY TRIAL.

SELLER AND PURCHASER HEREBY RESPECTIVELY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS CONTRACT AND THE OBLIGATIONS AND CONTRACTS CONTAINED IN THIS CONTRACT.

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36.	AMENDMENTS.

No agreement, amendment, modification, understanding or waiver of or with respect to this Contract or any term, provision, covenant or condition hereof, nor any approval or consent given under or with respect to this Contract, shall be effective for any purpose unless contained in writing and executed by each Party hereto. However, such amendments and/or supplements may be executed in counterparts, all of which shall be deemed to constitute one document.

37.	ENTIRE CONTRACT.

The Parties acknowledge and agree that at all times they have intended that none of the preliminary negotiations concerning the Transaction would be binding on either party, and that they would be bound to each other only by a single, formal, comprehensive document containing the content set forth in this Section 37 and all of the agreements of the Parties, in final form, which has been executed and delivered by Purchaser and Seller. The Parties acknowledge that none of the prior oral agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Contract shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Contract.

38.	PATRIOT ACT.

Seller certifies that its name is PRAIRIE RONDE REALTY COMPANY, a Michigan corporation, and to Seller’s knowledge, neither Seller nor its parent, subsidiary or affiliated entities are (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control. Purchaser certifies that its name is ALLIANCE CLOUD SERVICES, LLC, a Delaware limited liability company and to Purchaser’s knowledge, neither Purchaser or affiliated entities are (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

39.	EXCULPATION; LIMITATION OF LIABILITY – PURCHASER.

Notwithstanding anything to the contrary contained in this Contract, no officer, director, shareholder, employee, agent, manager, member or partner of Purchaser shall have any personal liability with respect to any of the obligations contained in this Contract. The provisions of this Section 39 shall survive the expiration of the term or any earlier termination of this Contract.

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40.	HOLIDAYS.

Whenever any time limit or date provided in this Contract falls on a Saturday, Sunday, or other day on which national banks in the State of Michigan are authorized or required to be closed, then that date is extended to the next day that is not a Saturday, Sunday, or other day on which national banks in the State of Michigan are authorized or required to be closed. The term “business day” as used in this Contract means any day that is not a Saturday, Sunday, or other day on which national banks in the State of Michigan are authorized or required to be closed.

41.	SELLER CONSENTS.

Seller shall: (i) notify the holders of a majority of the direct and indirect voting interests of Seller sufficient in the aggregate to authorize the consummation and closing of the Transaction (a “Controlling Interest”) of the execution of this Agreement and the pendency of the Transaction; and (ii) request from each such holder an executed voting agreement memorializing such holder’s commitment to vote to approve the Transaction or a proxy authorizing Thomas H. Fox, Jr. to exercise such holder’s voting interests in connection with the Transaction (in either case, a “Majority Consent”). Seller covenants and agrees to use commercially reasonable, good-faith efforts to obtain such Majority Consents on or before the expiration of the date that shall be five (5) business days from the Effective Date. Upon obtaining executed Majority Consents from the holders of a Controlling Interest, Seller shall so notify Purchaser. If Seller is unable to timely obtain the Majority Consent, either party may terminate this Contract, in which event the Earnest Money shall be returned to Purchaser as Purchaser’s sole and exclusive remedy for such inability.

[Remainder of Page Intentionally Left Blank;
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IN WITNESS WHEREOF, the Parties have executed this Real Estate Sale Contract as of the date first above written.

SELLER:

PRAIRIE RONDE REALTY COMPANY,
a Michigan corporation

By:	/s/ Thomas H. Fox, Jr.
Thomas H. Fox, Jr.
Its:	Authorized Representative

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PURCHASER:

ALLIANCE CLOUD SERVICES, LLC,
a Delaware limited liability company

By:	Alliance Cloud Services Management, LLC,
a Delaware limited liability company
its Manager

	By:	AC Management, Inc.,
a Delaware corporation
its Managing Member

		By:	/s/ Darren Magot
Darren Magot, Chief Executive
Officer

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Real Estate Sale Contract